Exhibit 99.1

NEWS RELEASE

HECLA’S AGREEMENT TO ACQUIRE AURIZON IS SUPERIOR FOR AURIZON SHAREHOLDERS

FOR IMMEDIATE RELEASE

March 5, 2013

COEUR D’ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) (Hecla) (Company) today reiterated the superiority of its agreed-upon transaction with Aurizon Mines Ltd. (TSX:ARZ) (NYSE:AZK) (Aurizon), announced on March 4, 2013, and strongly urges shareholders to reject the Alamos offer.

President and Chief Executive officer, Phillips S. Baker, Jr. said, "Our offer is superior to the Alamos offer by CAD$0.27, based on yesterday’s closing prices, and includes a 68% higher cash component. Tendering to the Alamos offer risks depriving Aurizon shareholders of the premium our offer represents as well as the significant upside we see in a Hecla-Aurizon combination. As a North America focused precious metals producer, we believe the combined company will deliver increased value well into the future."

Hecla’s arrangement agreement is superior to the unsolicited Alamos offer for many reasons, included but not limited to:

●	Implied value is superior – Implied value of Hecla’s offer of CAD$4.55, based on closing prices on March 4, 2013, represents a CAD$0.27 premium to the current implied value of Alamos offer of C$4.28
●	Larger cash component – Hecla’s agreement has a 68% higher cash component than the Alamos offer
●	Superior business logic – the combined company will have low cost operating mines with long lives in mining friendly jurisdictions
●	Reduced operating risk – 120 years of mining experience, most of it in underground mines similar to Casa Berardi
●	Growth opportunities – enhanced exposure to exploration and pre-development projects

Separately, Aurizon today reiterated its recommendation that shareholders support the Hecla transaction and do not tender into the Alamos offer or withdraw tenders already made. Aurizon urged shareholders who have tendered to immediately withdraw tendered shares.

Mr. Baker continued, “We believe that the combination of Aurizon and Hecla provides the best opportunity for operational synergies and the creation of lasting value for shareholders. The new company will have three long life low cost assets in mining friendly jurisdictions. We have followed Aurizon and Casa Berardi for the past 7 years and believe strongly in the asset, its exploration upside, and the benefits of where the project is located. We invite the Aurizon shareholders to join us as we build a leading diversified silver and gold producer.”

About Hecla Mining Company

Hecla Mining Company (NYSE:HL) is a leading low cost U.S. silver producer with operating mines in Alaska and Idaho, exploration and pre-development properties in four world-class silver mining districts in the U.S. and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Additional Information and Where to Find It

This material relates to Hecla’s proposed acquisition (the “Transaction”) of Aurizon. Shares of Hecla’s common stock (the “Hecla Shares”) issued in connection with the proposed Transaction may be registered pursuant to a registration statement to be filed with the SEC or issued pursuant to an available exemption. This information is not a substitute for any registration statement or any other document that Hecla may file with the SEC or that it or Aurizon may send to their respective shareholders in connection with the offer and/or issuance of Hecla Shares. Investors are urged to read any registration statement, if and when filed, and all other relevant documents that may be filed with the SEC or with Canadian regulatory authorities as and if they become available because they will contain important information about the issuance of Hecla Shares.  Documents, if and when filed with the SEC, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Hecla’s Investor Relations department at Hecla Mining Company; Investor Relations; 1-800-HECLA91 (1-800-432-5291); hmc-info@hecla-mining.com. This release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed transaction, Aurizon will file proxy soliciting materials with the SEC and/or Canadian regulatory authorities. The information contained in any such filing may not be complete and may be updated, amended or changed. SHAREHOLDERS ARE URGED TO READ  SUCH MATERIALS WHEN AVAILABLE AND ANY OTHER  RELEVANT MATERIALS FILED WITH THE SEC  AND/OR CANADIAN REGULATORY AUTHORITIES CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT  THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Proxy solicitation materials will be mailed to Aurizon’s shareholders seeking their approval of the proposed transaction. Anyone may also obtain a copy of such materials free of charge once available by directing a request to: Hecla Mining Company 6500 N Mineral Drive, Suite 200, Coeur d’Alene, ID 83815-9408. 1-800-HECLA91 (1-800-432-5291) Attention: Investor Relations. In addition, any relevant materials filed with the SEC will be available free of charge at the SEC’s website at www.sec.gov or  interested persons may access copies of such documentation filed with the SEC by the Company by visiting the Investors section of the Company’s website at www.hecla-mining.com.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, prospects and opportunities including reserves, resources, and mineralization, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, risks associated with the completion of Transaction, the risk that expected synergies or cost savings resulting from the Transaction may not be achieved, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political and regulatory risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Similarly, please refer to the securities filings of Aurizon for further information concerning risks applicable to it and its forward-looking information.

For further information, please contact:

Jim Sabala, Sr. VP and CFO

or

Mike Westerlund, VP-Investor Relations

Hecla Mining Company

Investor Relations

Direct Main: 1-800-HECLA91 (1-800-432-5291)

hmc-info@hecla-mining.com

www.hecla-mining.com